Exhibit 10.2

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”), dated as of January 27, 2005, between DLI Holding Corp., a Delaware corporation (the “Company”), and William McMenemy (“Executive”).

W I T N E S S E T H:

WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of July 1, 2004 (the “Merger Agreement”), the Company will acquire Del Laboratories, Inc., a Delaware corporation (the “Target”);

WHEREAS, Executive is currently employed as a senior executive of the Target;

WHEREAS, as part of a letter agreement entered into with Holding on July 1, 2004, Executive and the Company agreed to enter into a new employment agreement as part of an interdependent package of arrangements provided for in such letter agreement;

WHEREAS, the Company and Executive agree that Executive will have a prominent role in the management of the business and the development of the goodwill of the Company and its subsidiaries and will establish and develop relations and contacts with the principal customers and suppliers of the Company and its subsidiaries in the United States of America and the rest of the world, all of which constitute valuable goodwill of, and could be used by Executive to compete unfairly with, the Company and its subsidiaries; and

WHEREAS, (i) in the course of his employment with the Company, Executive will obtain confidential and proprietary information and trade secrets concerning the business and operations of the Company and its subsidiaries in the United States and the rest of the world that could be used to compete unfairly with the Company and its subsidiaries; (ii) the covenants and restrictions contained in Section 7 are intended to protect the legitimate interests of the Company and its subsidiaries in their respective goodwill, trade secrets and other confidential and proprietary information; and (iii) Executive desires to be bound by such covenants and restrictions.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and value consideration, the Company and Executive hereby agree as follows:

1. Employment.

(a) Agreement to Employ. Upon the terms and subject to the conditions of this Agreement, the Company hereby employs Executive and Executive hereby accepts such employment by the Company.

(b) Term of Employment. Except as provided in Section 6(a), the Company shall employ Executive pursuant to the terms of this Agreement for the period commencing on the date of the closing of the acquisition by the Company of the Target pursuant to the Merger Agreement (the “Commencement Date”) and ending on the third anniversary of the Commencement Date. The term of this Agreement hereunder shall be automatically renewed and extended by one day on each day following the Commencement Date (so that it remains three years long). The period during which Executive is employed pursuant to this Agreement, including any renewal period hereunder, shall be referred to as the “Employment Period”.

2. Position and Duties.

(a) Titles and Duties. During the Employment Period, Executive shall serve as President and Chief Executive Officer of the Company and Target and in such other position or positions with the Company or any of its subsidiaries consistent with the foregoing as the Board of Directors of the Company (the “Board”) may from time to time specify. During the Employment Period, Executive shall report directly to the Board and shall have the duties, responsibilities and obligations customarily assigned to individuals serving in the position or positions in which Executive serves hereunder and such other duties, responsibilities and obligations consistent with such positions as the Board may from time to time specify. Executive shall devote all of his business time to the services required of him hereunder, except for authorized vacation time and reasonable periods of absence due to sickness, personal injury or other disability, and shall use good faith efforts to perform the duties of his employment to the best of his ability, provided that Executive may devote reasonable time to the participation in other businesses or to act as a director of any other profit or nonprofit corporation, so long as such activities are not competitive with, and are not conducted with or for, directly or indirectly, any entity that is in competition with, the businesses of the Company or any of its subsidiaries or any prospective businesses that the Company or any of its subsidiaries is actively considering and such activities do not interfere to any significant extent with Executive’s performance of his duties as a full-time executive of the Company or any of its subsidiaries. Executive represents that his employment hereunder and compliance by him with the terms and conditions of this Agreement will not conflict with or result in the breach of any other agreement to which he is a party or by which he may be bound.

(b) Board Memberships. Executive will be one of the members of management initially designated to be a member of the Board.

3. Compensation.

(a) Base Salary. During the Employment Period, the Company shall pay Executive a base salary of not less than $416,416 per year for each year of his employment hereunder, payable in accordance with the Company’s practices in effect from time to time, but not less often than semi-monthly. The annual base salary payable under this Section 3(a) shall be reduced, however, to the extent Executive elects to defer such salary under the terms of any deferred compensation or savings plan or arrangement or Internal Revenue Code of 1986, as amended (the “Code”) Section 125 plan maintained or established by the Company. The Board shall review Executive’s base salary annually and may, in its discretion, increase (but not decrease) such base salary if and to the extent it deems appropriate. Executive’s annual base salary payable hereunder, as it may be increased from time to time and without reduction for any amounts deferred as described above, is referred to herein as “Base Salary”.

(b) Incentive Compensation.

(i) Within five days of the Commencement Date, Executive shall be paid his maximum 2004 “Award” under the Del Laboratories, Inc. Annual Incentive Plan, as amended and restated (the “Prior Plan”). The Executive hereby waives any and all rights Executive may otherwise have under the Prior Plan to receive his maximum 2005 “Award” as a result of the operation of Section 7(b) of the Prior Plan.

(ii) During the Employment Period, Executive shall be eligible to participate in the Company’s annual incentive compensation plan for its senior executive officers (the “Annual Plan”), in accordance with the terms thereof as in effect from time to time. Executive’s target bonus (“Target Bonus”) under the Annual Plan will be 100% of Base Salary. The annual bonus (“Annual Bonus”) awarded under the Annual Plan will be paid within 10 days following the delivery of audited financials for the Company’s fiscal year and will be based upon the achievement of performance goals established by the Board . Such performance goals shall be based at least 75% on objective criteria consistent with the requirements of Treasury Regulation 1.162.27(e)(2) and shall be established within the first 90 days of the Company’s fiscal year. The potential Annual Bonus payable in a given year will range from 0% to 200% of the Target Bonus.

(c) Stock Options and Initial Equity. In exchange for cancellation of certain stock options (the “Old Options”) of Target held by Executive prior to the Commencement Date having an aggregate spread value of $2.0 million, Executive shall receive new options in the Company with the same spread value (based on Kelso’s per share purchase price for a Target share) as the Old Options. Such new options will be fully vested at all times. In addition, the Executive will be entitled to the equity investments described in Limited Liability Company Agreement of DLI Holding LLC, dated as of the Commencement Date.

4. Indemnification. The Company and each of its subsidiaries shall, to the maximum extent permitted by law, indemnify and hold Executive harmless from and against any expenses, including reasonable attorney’s fees, judgments, fines, settlements and other amounts (“Losses”), incurred in connection with any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, arising out of, or related to, Executive’s status as a director, officer employee and/or agent of the Company or any of its affiliates or his status, if any, as a trustee or other fiduciary of any employee benefit plan sponsored by the Company or any affiliate, other than any such Losses incurred as a result of Executive’s gross negligence or willful misconduct or breach of any of Executive’s representations, warranties or covenants hereunder. The Company shall advance to Executive any expenses, including attorneys’ fees and costs of settlement, incurred in defending any such proceeding to the maximum extent permitted by law. Such costs and expenses incurred by Executive in defense of any such proceeding shall be paid by the Company in advance of the final disposition of such proceeding promptly upon receipt by the Company of (a) a written request for payment and (b) appropriate documentation evidencing the incurrence, amount and nature of the costs and expenses for which payment is being sought. Executive agrees to repay the amounts so paid if it shall ultimately be determined pursuant to an unappealable judgment or settlement that Executive is not entitled to be indemnified by the Company under this Agreement. The Company will provide Executive with coverage under all director’s and officer’s liability insurance policies which it has in effect during the term hereof. The Company shall maintain such coverage for a six-year period following termination of Executive’s employment at a level equivalent to the most favorable and protective coverage provided to any active officer or director of the Company.

5. Benefits, Perquisites and Expenses.

(a) Benefit Plans. During the Employment Period, Executive shall be entitled to the same employee and senior executive benefits (other than severance benefits), including life, medical, dental and disability insurance the Company provides to its senior executives, from time to time, provided that such benefits shall be at least as favorable in the aggregate as those provided to Executive by Target at the Commencement Date and shall include continued participation in Target’s Amended and Restated Supplemental Executive Retirement Plan (the “SERP”). Executive will also be entitled to participate in all of the Company’s profit sharing, pension, retirement, deferred compensation and savings plans available to its senior executives, in accordance with the terms thereof as in effect from time to time, at levels and having interests commensurate with Executive’s then current period of service, compensation and position with the Company.

(b) Other Benefits and Perquisites. During the Employment Period, Executive shall be entitled to four weeks’ paid vacation annually and Executive shall not be permitted to carry over any such vacation time to any subsequent calendar year. Upon a termination of employment for any reason, the Executive shall receive a payment in respect of all of the Executive’s accrued but unused vacation for calendar years prior to

2005. The Executive shall also be entitled to the same company car benefit, company car service benefit and reimbursement of accounting and legal fees incurred in connection with his estate plan, tax planning and tax returns that Executive was entitled to under his employment agreement with Target or if applicable to the Executive, under Target’s policies in effect on the date of this Agreement. Executive shall also be entitled to such other benefits and perquisites as may be provided by the Company from time to time to its other senior executive officers, in accordance with the policies and practices of the Company as in effect from time to time.

(c) Business Expenses. During the Employment Period, the Company shall pay or reimburse Executive for all reasonable expenses incurred or paid by Executive in the performance of Executive’s duties hereunder, upon presentation of expense statements or vouchers and such other information as the Company may require, in accordance with the generally applicable policies and procedures of the Company as in effect from time to time. Executive shall receive the same business or first class travel benefits that Executive was entitled to under his employment agreement with Target or if applicable to the Executive, under Target’s policies as in effect on the date of this Agreement.

6. Termination of Employment.

(a) Early Termination of the Employment Period. Notwithstanding Section 1(b), the Employment Period shall end upon the first to occur of (i) the Executive’s death, (ii) a determination that the Executive has become Disabled, (iii) a termination of the Executive’s employment for Cause, (iv) 30 days after written notice delivered to Executive by the Company of termination of his employment without Cause, (v) a termination of Executive’s employment for Good Reason, or (vi) 30 days after the delivery by Executive of written notice to the Company of his resignation without Good Reason.

(b) Benefits Payable Upon Termination. Following the end of the Employment Period pursuant to Section 6(a), Executive (or, in the event of his death, his surviving spouse, if any, or his estate if there is no surviving spouse) shall be paid the type or types of compensation determined to be payable as set forth in this Section 6(b):

(i) Termination for Any Reason. If the Executive’s employment terminates during the Employment Period for any reason, the Executive (or his estate or legal representative) shall be entitled to any Base Salary earned, but unpaid, for services rendered to the Company or any of its subsidiaries through the end of the Employment Period and Base Salary for any accrued but unused vacation for (A) years prior to 2005 (which for the avoidance of doubt is 115 days and (B) the calendar year in which the termination occurs (such base salary and vacation pay, collectively the “Earned Salary”) and any amounts that are vested or that Executive is otherwise entitled to receive under the terms of or in accordance with any plan, policy, practice or program of, or any contract or agreement with, the Company, at or subsequent to the date of his termination without regard to the performance by Executive of further services or the resolution of a contingency, including, but not limited to, rights to continuation coverage under any group health plan as required by Section 4980B of the Code and payment of any Base Salary or other compensation electively deferred by Executive in accordance with the terms of any applicable deferred compensation plan (“Vested Benefits”).

(ii) Termination due to death or Disability. If Executive’s employment terminates during the Employment Period by reason of Executive’s death or Disability, then, in addition to the benefits provided for in Section 6(b)(i) above, Executive shall be entitled to receive (A) a pro-rated amount equal to the product of (i) the incentive compensation Executive would have been entitled to receive under Section 3(b) for the fiscal year in which his employment terminates pursuant to Section 6(a) had he remained employed for the entire fiscal year (the amount of such incentive compensation to be determined after the close of the fiscal year on the basis of the achievement of the objective criteria constituting part of the relevant performance goals), multiplied by (ii) a fraction, the numerator of which is equal to the number of days in the fiscal year of Executive’s termination of employment which have elapsed as of the date of such termination and the denominator of which is 365 (“Prorated Bonus”), and (B) an amount equal to one-twelfth of Base Salary payable commencing on the date of such termination for each of the next succeeding six months (twelve months in the case of Disability). Notwithstanding this Section 6(b)(ii), if Executive dies or becomes Disabled during the Employment Period but after Executive provides a notice of termination for Good Reason or the Company provides a notice of termination without Cause, the termination will be treated as a termination for Good Reason or a termination without Cause (as applicable), effective as of the date of such death or Disability.

(iii) Termination by the Company Other Than for Cause; Termination by the Executive for Good Reason. If, during the Employment Period, the Company terminates Executive’s employment other than for Cause, death or Disability, or Executive terminates employment for Good Reason, then in addition to the benefits provided for in Section 6(b)(i) above, but subject to entering into a release of claims against the Company and its Affiliates in the form of Annex A, the Executive shall be entitled to receive (A) the Prorated Bonus payable in cash lump sum, (B) an amount equal to three times Base Salary payable in equal monthly installments for each of the next succeeding eighteen months and (C) continued health insurance coverage for Executive and his eligible dependants for thirty-six months, on the same terms (including costs) as in effect immediately before such termination (“Benefit Continuation”). Any period during which Executive is eligible for continuation coverage under any group health plan as required by Section 4980B of the Code will run concurrently with the period of Benefit Continuation. To the extent that Executive obtains alternative benefit coverage from a new employer (whether as an employee, consultant or otherwise) of the type or types provided to Executive hereunder, such type or types of Benefit Continuation hereunder shall cease immediately upon the date such alternative coverage is obtained or, in the case of any medical benefits, the date that any applicable waiting periods or pre-existing condition exclusions under such alternative coverage expire.

(c) Notice of Termination. Other than in the case of termination by reason of Executive’s death, Executive or the Company, as appropriate, shall provide 30-days notice of any termination of employment.

(d) Treatment of Options; etc. Upon termination of Executive’s employment, all options or other equity incentives held by the Executive will be treated in accordance with the terms of the plan and/or agreements under which they were granted.

(e) Definitions. For purposes of Sections 6, 7 and 8, the following terms shall have the meanings ascribed to them below:

Cause: a termination of Executive’s employment by the Board (following a meeting of which Executive has been given at least 15 days’ prior written notice specifying in reasonable detail the specific reasons for which Executive’s termination will be considered and at which Executive has had a good faith opportunity be heard and represented by counsel) as a result of (i) willful refusal or willful neglect to perform substantially his employment-related duties (after written notice and a 20-day opportunity to cure), (ii) willful gross misconduct or willful material breach of fiduciary duty, each in connection with the performance his duties to the Company under this Agreement, (iii) conviction of a crime constituting a felony (or a crime or offense of equivalent magnitude in any jurisdiction) or personal dishonesty or a willful violation of any law, in each case which causes material financial or reputational harm to the Company or (iv) material breach of Section 7 hereof or of any other written covenant or agreement with the Company or any of its subsidiaries not to disclose any information pertaining to the Company or any such subsidiary or not to compete with the Company or such subsidiary (after written notice and a 20-day opportunity to cure).

Disability or Disabled: the termination of the employment of Executive as a result of Executive’s incapacity due to reasonably documented physical or mental illness that prevents or is reasonably expected to prevent being able to perform his duties with the Company or any subsidiary on a full-time basis for a period of not less than three consecutive months.

Good Reason: a termination of Executive’s employment with the Company or any of its subsidiaries that employs Executive shall be for “Good Reason” if Executive gives written notice that he intends to terminate his employment with the Company or any such subsidiary within 90 days of any of the following (after receipt by the Company of written notice and a 20-day cure period actions) without Executive’s prior written consent):

(i) any material and adverse diminution in Executive’s position, reporting relationships, responsibilities or authority from those provided for in this Agreement or assignment of duties materially inconsistent with the preceding;

(ii) any requirement that Executive be principally based at a location outside of the New York City metropolitan area;

(iii) any failure of a successor on a change in control of the Company to assume this Agreement; or

(iv) any other material breach of the Agreement by the Company.

(f) Full Discharge of Company Obligations. The payment of the amounts payable (and the provision of the benefits to be provided) to Executive pursuant to this Section 6 following termination of his employment shall be in full and complete satisfaction of Executive’s rights under this Agreement and any other claims he may have in respect of his employment or termination of employment with the Company or any of its subsidiaries. Such amounts and benefits shall constitute liquidated damages with respect to any and all such rights and claims and, upon Executive’s receipt of such amounts and benefits, the Company and its subsidiaries shall be released and discharged from any and all liability to Executive in connection with this Agreement or otherwise in connection with Executive’s employment or termination of employment with the Company and its subsidiaries.

(g) Notwithstanding any other provision in this Agreement other than Section 9(n), if any payment or benefit (or series of payments or benefits) under this Section 6 cannot commence on the termination of Executive’s employment without being subject to Section 409A(a)(1), but can commence six months after such termination of employment without being so subject, the payment, benefit or series of payments or benefits shall commence six months after the termination of Executive’s employment (or such earlier time as may be permitted under Section 409A(a)(2) of the Code).

7. Noncompetition, Confidentiality and Non-Solicitation.

(a) Noncompetition. During the Employment Period and in the case of a termination of Executive’s employment for any reason other than a termination by the Company for Cause or termination by Executive without Good Reason, during the 18-month period following such termination of Executive’s employment, (the applicable period, the “Restriction Period”), Executive shall not become associated as a principal, partner, employee, consultant or shareholder (other than as a holder of not in excess of 1% of the outstanding voting shares of any publicly traded company), that is actively engaged in any geographic area in which the Company or any of its subsidiaries does business during the 12 months preceding Executive’s termination of employment in any business which is in competition with the business of the Company or any of its subsidiaries conducted during such period or any business proposed to be conducted by the Company or any of its subsidiaries in the Company’s business plan as in effect as of the date of termination of Executive’s employment (a “Competitive Enterprise”). If, following the Executive’s termination of employment with the Company for any reason, the Company elects to retain the Executive’s services as a consultant at any time during the Restriction Period, then the Company shall pay the Executive consulting fees, in an amount equal to the Executive’s Base Salary in effect on the last day of the Executive’s employment with the Company for the number of months (pro rated for any partial months) from the Executive’s date of termination through the end of the Restriction Period, payable in accordance with the Company’s regular payroll practices, in which case this Section 7(a) shall apply for any remaining portion of the Restriction Period; provided that if the Executive is already receiving payments pursuant to Section 6(b)(iii)(B) hereof, the Executive shall serve as a consultant to the Company without any additional compensation for such services. The Executive’s duties as a consultant shall be determined by the Company in its sole discretion.

(b) Confidentiality. After the Employment Period, except to the extent required by law, rule, regulation or court order, Executive shall not, without prior written consent of the Board, disclose any trade secrets, customer lists, drawings, designs, information regarding product development, marketing plans, sales plans, manufacturing plans, management organization information (including data and other information relating to members of the Board or management), operating policies or manuals, business plans, financial records, packaging design or other financial, commercial, business or technical information relating to the Company or any of its subsidiaries or information designated as confidential or proprietary that the Company or any of its subsidiaries may receive belonging to suppliers, customers or others who do business with the Company or any of its subsidiaries (collectively, “Confidential Information”) to any third person unless such Confidential Information has been previously disclosed to the public by the Company or is in the public domain (other than by reason of Executive’s breach of this Section 7(b)). During the Employment Period, Executive will disclose Confidential Information only for the benefit of the Company and in accordance with any restrictions placed on its disclosure by the Company.

(c) Company Property. Promptly following Executive’s termination of employment, Executive shall return to the Company all property of the Company or any of its subsidiaries, and all copies thereof (in whatever media) in Executive’s possession or under his control.

(d) Ownership of Developments. Executive hereby agrees that the Company shall own all right, title and interest in and to all ideas, programs, systems, processes, discoveries, inventions and information whether or not patentable or copyrightable, which Executive, either alone or jointly with others, conceives, makes, develops, acquires or reduces to practice, in whole or in part, during the Employment Period which are unique to the Company’s business or are used by the Company, or arise out of or in connection with the duties performed by Executive hereunder (collectively “Developments”). Subject to the foregoing, Executive will promptly and fully disclose to the Company, or any persons designated by it, any and all Developments conceived, made, developed, learned or reduced to practice by Executive, either alone or jointly with others during the Employment Period. Executive hereby assigns all right, title and interest in and to any and all of these Developments to the Company. Executive shall further assist the Company, at the Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights specified to be so owned or assigned. Executive hereby irrevocably designates and appoints the Company and its agents as attorneys-in-fact, coupled with an interest, to act for and in Executive’s behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of the foregoing with the same legal force and effect as if executed by Executive. In addition, and not in contravention of any of the foregoing, Executive acknowledges that all original works of authorship which are made by him (solely or jointly with others) within the scope of employment and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C.A. § 101).

(e) Non-Solicitation of Employees. Except during the Employment Period in connection with the performance of his duties hereunder, during the Employment Period and the Restriction Period, Executive shall not directly or indirectly induce any employee of the Company or any of its subsidiaries to terminate employment with such entity, and shall not directly or indirectly, offer employment to any person who is or was employed by the Company or such subsidiary or encourage such person to resign from employment with the Company or such subsidiary unless, at the time of such employment, offer or encouragement, such person shall have ceased to be employed by such entity for a period of at least six months. General advertisement in media, or solicitation by persons indirectly supervised by the Executive will not violate this covenant unless the identity of the employee was provided by the Executive.

(f) Non-Solicitation of Clients. Except during the Employment Period in connection with the performance of his duties hereunder, during the Employment Period and the Restriction Period, Executive shall not solicit any Client to cease doing business with the Company or to do business with a Competitive Enterprise of a type the Client does with the Company. “Client” shall mean any person, firm or corporation which is, or during the twelve-month period preceding the date Executive’s employment terminates was, a customer, client or distributor of the Company or any of its subsidiaries.

(g) Injunctive Relief with Respect to Covenants. Executive acknowledges and agrees that the covenants and obligations of Executive with respect to noncompetition, nonsolicitation, confidentiality, Company property and ownership of developments relate to special, unique and extraordinary matters and that a violation or threatened violation of any of the terms of such covenants or obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining Executive from committing any violation of the covenants or obligations contained in this Section 7. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity. In connection with the foregoing provisions of this Section 7, Executive represents that his economic means and circumstances are such that such provisions will not prevent him from providing for himself and his family on a basis satisfactory to him.

8. Excise Tax.

(a) In the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a change in control (or any of its affiliated entities) to or for the benefit of Executive (whether pursuant to the terms of this Agreement or otherwise) (collectively, the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Payments shall be reduced (but not below zero) to the maximum amount that could be paid to the Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”). The reduction of the Payments, if applicable, shall be made by reducing first the payments under Section 6(b)(iii)(B), unless an alternative method of reduction is elected by Executive.

(b) All determinations required to be made under this Section 8 shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the change in control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within fifteen (15) business days of the receipt of notice from the Company or the Executive that there has been a Payment, or such earlier time as is requested by the Company. Notwithstanding the foregoing, if (i) the Audit Committee of the Board determines that it does not want the Accounting Firm to perform such services because of auditor independence concerns or (ii) the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Board shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). If Payments are reduced to the Safe Harbor Cap, the Accounting Firm shall provide a written opinion to Executive that he or she is not required to report any Excise Tax on his federal income tax return. All fees, costs and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne by the Company. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion to such effect. The determination by the Accounting Firm shall be binding upon the Company and Executive (except as provided in paragraph (c) below).

(c) If it is established pursuant to a final determination of a court or the Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that Payments have been made to, or provided for the benefit of, Executive by the Company, which are in excess of the limitations provided in this Section 8 (hereinafter referred to as an “Excess Payment”), such Excess Payment shall be deemed for all purposes to be a loan to Executive made on the date Executive received the Excess Payment and Executive shall repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of Executive’s receipt of such Excess Payment until the date of such repayment. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the determination, it is possible that Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made under this Section 8. In the event that it is determined (i) by the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS or (ii) pursuant to a determination by a court, that an Underpayment has occurred, the Company shall pay an amount equal to such Underpayment to Executive within ten (10) days of such determination together with interest on such amount at the applicable federal rate from the date such amount would have been paid to Executive until the date of payment. Executive shall cooperate, to the extent his or her expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax or the determination of the Excess Payment.

(d) If this Section 8 would result in a reduction of the Payments the Executive would otherwise receive in more than an immaterial amount, the Company will use its commercially reasonable best efforts to seek the approval of the Company’s shareholders in the manner provided for in section 280G(b)(5) of the Code and the regulations thereunder with respect to such reduced payments or other benefits (if the Company is eligible to do so), so that such payments would not be treated as “parachute payments” for these purposes (and therefore would cease to be subject to reduction pursuant to this Section 8).

9. Miscellaneous.

(a) Amendments. This Agreement may not be amended, modified or supplemented except by a written instrument signed by each of the parties hereto.

(b) Succession and Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns, provided that the Company may not assign this Agreement or any of its rights, interests, or obligations hereunder without the consent of Executive and provided, further, Executive may not assign this Agreement nor his rights, interests, or obligations hereunder.

(c) Survival. Sections 4 (Indemnification), 6 (Termination of Employment), 7 (Noncompetition, Confidentiality and Non-Solicitation) and 9 (Miscellaneous) shall survive the termination hereof, whether such termination shall be by expiration of the Employment Period, an early termination pursuant to Section 6 hereof or otherwise.

(d) No Mitigation. Except with respect to Benefit Continuation as set forth in Section 6(b), payments under the Agreement are not subject to mitigation or other reduction for any compensation or benefits earned by Executive from Executive’s employment or self-employment after termination of his employment with the Company.

(e) Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, construed and interpreted in accordance with, the laws of the State of New York, without giving effect to the choice of law principles thereof.

(f) Dispute Resolution. Any claim or controversy arising out of or relating to this Agreement, or any breach thereof, except with respect to Section 7, shall be settled by arbitration in New York, NY in accordance with the employment dispute resolution rules established by the American Arbitration Association. The cost of such arbitration shall be borne equally between Executive and the Company, except as set forth in section 9(g).

(g) Legal Fees. The Company shall pay Executive’s legal fees and expenses (including a gross-up payment for taxes incurred as a result of such payment of fees and expenses) in connection with (i) the negotiation, drafting, implementation and any amendment of the Agreement; and (ii) to the extent the Executive prevails on a material claim against the Company, the enforcement of the Agreement.

(h) Invalidity of Provision; Reformation. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 8 to be reasonable, if a final determination is made by an arbitrator to whom the parties have mutually agreed to assign the matter or a court of competent jurisdiction that any restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be reformed to apply as to such maximum time and to such maximum extent as such arbitrator or court may determine or indicate to be enforceable. Alternatively, if such arbitrator or court finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be reformed so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(i) Waiver. Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or his rights hereunder on any occasion or series of occasions.

(j) Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered personally, (ii) mailed, certified or registered mail with postage prepaid, (iii) sent by next-day or overnight mail or delivery or (iv) sent by fax, as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

(i) If to the Company:

DLI Holding Corp.

c/o Kelso & Company

320 Park Avenue, 24th Floor

New York, New York 10022

Fax: 212-223-2379

Attention: James J. Connors II, Esq.

(ii) If to Executive to him at his most recent home address as shown on the books and records of the Company or Target:

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Fax: 212-558-3588

Attention: Marc Trevino, Esq.

All such notices, requests, demands, waivers and other communications shall be deemed to have been received (w) if by personal delivery, on the day delivered, (x) if by certified or registered mail, on the fifth business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, or (z) if by fax, on the day delivered, provided that such delivery is confirmed.

(k) Headings. The headings to Sections in this Agreement are for the convenience of the parties only and shall not control or affect the meaning or construction of any provision hereof.

(l) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(m) Entire Agreement. This Agreement, the Limited Liability Company Agreement and the agreements evidencing the new options referred to in Section 3(c) hereof constitute the entire agreement and understanding of the parties hereto with respect to the matters referred to herein. This Agreement and the other agreements referred to in the preceding sentence supersede all prior agreements and undertakings among the parties with respect to such matters. There are no representations, warranties, promises, inducements, covenants or undertakings relating to Executive’s employment other than those expressly set forth or referred to herein and in the other agreements referred to in the first sentence of this Section 9(m). Executive acknowledges that he is entering into this Agreement of his own free will and accord, and with no duress, that he has been represented and fully advised by competent counsel in entering into this Agreement, that he has read this Agreement and that he understands it and its legal consequences.

(n) This Agreement and each other agreement between the Executive and the Company is intended not to be subject to Section 409A(a)(1) of the Code. However, Section 409A of the Code is new and is subject to limited legislative history or regulatory interpretation. To the extent any provision of this Agreement or such other agreement would be potentially subject to Section 409A(a)(1) it is hereby superceded and modified to the extent necessary so as not to be subject to Section 409A(a)(1) (such modification to have the minimum economic effect necessary and to be determined in the good faith discretion of the Company after consultation with the Executive). The Company and the Executive agree to make good faith efforts to amend the text of the other provisions of this Agreement to reflect the foregoing sentence.

(o) Withholding. Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under applicable Federal, state or local income or employment tax laws or similar statutes or other provisions of law then in effect.

The Remainder Of This Page Left Intentionally Blank

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Executive has hereunto set his hand as of the day and year first above written.

DLI Holding Corp.

By:	/s/ Enzo J. Vialardi
Name:	Enzo J. Vialardi
Title:	Executive Vice President and Chief Financial Officer

/s/ William McMenemy
William McMenemy

ANNEX A

RELEASE AND WAIVER OF CLAIMS

THIS RELEASE is made as of this      day of             ,         , by and between DLI Holding, Inc (the “Company”) and [            ] (“Executive”).

WHEREAS, Executive and the Company entered into that certain Employment Agreement, dated, January             , 2005 (“Agreement”);

WHEREAS, Executive’s employment with the Company as [title] has terminated; and

WHEREAS, in connection with the termination of Executive’s employment, under the Agreement, Executive is entitled to certain payments and other benefits.

NOW, THEREFORE, in consideration of the severance payments and other benefits due Executive under the Agreement (“Severance Payments”):

1. Executive hereby for himself, and his heirs, agents, executors, successors, assigns and administrators (collectively, the “Related Parties”), intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, subsidiaries, parents, joint ventures, and its and their officers, directors, shareholders, employees, predecessors, and partners, and its and their respective successors and assigns, heirs, executors, and administrators (collectively, “Releasees”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Executive ever had, now has, or hereafter may have, or which the Related Parties may have, by reason of any matter, cause or thing whatsoever, from the beginning of his initial dealings with the Company to the date of this Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to his employment relationship with Company, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act (“ADEA”), as amended, 29 U.S.C. § 621 et seq., the Older Worker’s Benefit Protection Act, 29 U.S.C. § 626(f)(1), Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1871, the Civil Rights Act of 1991, the Americans with Disabilities Act, 42 U.S.C. § 12101-12213, the Rehabilitation Act, the Family and Medical Leave Act of 1993 (“FMLA”), 29 U.S.C. § 2601 et seq., the Fair Labor Standards Act, and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys’ fees and costs, but not including such claims to payments, benefits and other rights provided Executive under the Agreement and any employee benefit plan of the Company in which Executive is a participant. This Release is effective without regard to

2

the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort. Except as specifically provided herein, it is expressly understood and agreed that this Release shall operate as a clear and unequivocal waiver by Executive of any claim for accrued or unpaid wages, benefits or any other type of payment other than as provided under the Agreement and any employee benefit plan of the Company in which Executive is a participant. It is the intention of the parties to make this release as broad and as general as the law permits as to the claims released hereunder.

2. Executive further agrees and recognizes that he has permanently and irrevocably severed his employment relationship with the Company, that he shall not seek employment with the Company or any affiliated entity at any time in the future, and that the Company has no obligation to employ him in the future.

3. The parties agree and acknowledge that the Agreement, and the settlement and termination of any asserted or unasserted claims against the Releasees pursuant to the Agreement, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to Executive.

4. Executive certifies and acknowledges as follows:

a. That he has read the terms of this Release, and that he understands its terms and effects, including the fact that he has agreed to RELEASE AND FOREVER DISCHARGE all Releasees from any legal action or other liability of any type related in any way to the matters released pursuant to this Release other than as provided in the Agreement and in this Release;

b. That he has signed this Release voluntarily and knowingly in exchange for the consideration described herein, which he acknowledges is adequate and satisfactory to him and which he acknowledges is in addition to any other benefits to which he is otherwise entitled;

c. That he has been and is hereby advised in writing to consult with an attorney prior to signing this Release;

d. That he does not waive rights or claims that may arise after the date this Release is executed;

e. That he has been informed that he has the right to consider this Release and Waiver of Claims for a period of 21 days from receipt, and he has signed on the date indicated below after concluding that this Release and Waiver of Claims is satisfactory to him; and

3

f. That neither the Company, nor any of its directors, employees, or attorneys, has made any representations to him concerning the terms or effects of this Release and Waiver of Claims other than those contained herein.

g. That he has not filed, and will not hereafter file, any claim against the Company relating to his employment and/or cessation of employment with the Company, or otherwise involving facts that occurred on or prior to the date that Executive has signed this Release and Waiver of Claims, other than a claim that the Company has failed to pay Executive the Severance Payments or benefits due under any employee benefit plan of the Company in which Executive is a participant.

h. That if he commences, continues, joins in, or in any other manner attempts to assert any claim released herein against the Company, or otherwise violates the terms of this Release and Waiver of Claims, (i) the Executive will cease to have any further rights to Severance Payments from the Company, and (ii) the Executive shall be required to return any Severance Payments made to the Executive by the Company (together with interest thereon).

i. Executive acknowledges that he may later discover facts different from or in addition to those which he knows or believes to be true now, and he agrees that, in such event, this Release and Waiver of Claims shall nevertheless remain effective in all respects, notwithstanding such different or additional facts or the discovery of those facts.

5. This Release and Waiver of Claims may not be introduced in any legal or administrative proceeding, or other similar forum, except one concerning a breach of this Release and Waiver of Claims.

6. This Release and Waiver of Claims and the Agreement constitute the complete understanding between Executive and the Company concerning the subject matter hereof. No other promises or agreements will be binding unless signed by Executive and the Company.

7. In the event that any provision or portion of this Release and Waiver of Claims shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Release and Waiver of Claims shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

8. The respective rights and obligations of the parties hereunder shall survive termination of this Release and Waiver of Claims to the extent necessary for the intended preservation of such rights and obligations.

4

9. This Release and Waiver of Claims shall be governed by and construed and interpreted in accordance with the laws of the State of New York without reference to the principles of conflict of law.

10. Executive also understands that he has the right to revoke this Release and Waiver of Claims within 7 days after execution, and that this Release and Waiver of Claims will not become effective or enforceable until the revocation period has expired, by giving written notice to the following:

DLI Holding Corp.

c/o Kelso & Company

320 Park Avenue, 24th Floor

New York, New York 10022

Fax: 212-223-2379

Attention: James J. Connors II, Esq.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties execute the foregoing Release and Waiver of Claims:

Executive

5